Exhibit 99.1

Media Contact:	Investor Relations Contact:
Kathy Ridley, Morgan Keegan	List Underwood, Regions
(901) 529-5449	(205) 801-0265

Rick Swagler, Regions

(205) 801-0105

Allen Morgan, Chairman and Founder, Morgan Keegan & Company,

Announces Retirement

Regions Board of Directors Names Morgan Chairman Emeritus of Morgan Keegan

BIRMINGHAM, Ala. – (BUSINESS WIRE) – November 15, 2007 – Regions Financial Corporation (NYSE: RF) today announced that Allen Morgan, 65, Chairman of Morgan Keegan & Company, vice chairman of Regions Financial Corporation and a member of the Regions Board of Directors, is retiring from all three positions, effective December 31, 2007. Morgan, who founded Morgan Keegan & Company in 1969, plans to spend time traveling upon his retirement. Regions Board of Directors recognized Morgan’s significant contributions to the company by naming him chairman emeritus of Morgan Keegan.

“Allen is a visionary leader who built an incredible brokerage franchise,” said Dowd Ritter, president and chief executive officer of Regions Financial Corporation. “He has demonstrated a lifetime of achievement in the investment community and made substantial contributions to our company. My fellow directors and I are thrilled to honor Allen as chairman emeritus of Morgan Keegan.”

“Without question, one of the highlights of leading Morgan Keegan was merging our firm with Regions, which has produced a highly successful partnership. Morgan Keegan is bigger and stronger today than it was before the two companies combined,” said Morgan. “The bank’s management team is focused on growing both the banking and investment businesses, so we look forward to continued steady growth in the years to come. I have had a wonderful career in the investment industry and thank my colleagues for their dedication and support over the years.”

From 1969 until today, Morgan has grown Morgan Keegan from one office to more than 400 offices in 19 states. Morgan served as chairman and chief executive officer of Morgan Keegan from 1969 to 2003. Today he is chairman of Morgan Keegan, vice chairman of Regions Financial Corporation and a member of Regions Board of Directors. Morgan Keegan was acquired by Regions in April 2001.

Morgan has been a leader in the investment industry, having served as the 2002 Chairman of the Securities Industry Association. He has also served as a board member of the New York Stock Exchange Regional Firms Advisory Committee, on the NASD District 5 Business Conduct Committee and as chairman of the southern district of the SIA. He is a past member of the Young President’s Organization.

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Morgan was educated at St. Andrew’s School in Middletown, Del., and received his Bachelor of Arts degree from the University of North Carolina at Chapel Hill. Morgan is also a past board member of two publicly traded companies, Catherine’s Stores and Concord EFS.

In 1994, Morgan was named Entrepreneur of the Year by the Society of Entrepreneurs in Memphis, Tenn. In 1995, Financial World magazine honored him as one of three outstanding CEOs in the securities industry.

About Morgan Keegan & Company, Inc.

Morgan Keegan & Company, Inc., one of the nation’s largest regional full-service brokerage and investment banking firms, is the securities brokerage subsidiary of Regions Financial Corporation. Headquartered in Memphis, Tenn., Morgan Keegan has over 400 offices in 19 states. Additional information about Morgan Keegan can be found at www.morgankeegan.com.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $138 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 2,000 AmSouth and Regions banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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